The Legacy Funds, Inc.
NSAR 10.31.02
Exhibit 1


     Effective June 20, 2002 the Board of Trustees of The Legacy Funds, Inc. replaced Arthur Andersen LLP as independent auditors with Ernst & Young LLP.